EXHIBIT 10.1

AMENDMENT NO. 1 OF LNG SALE AND PURCHASE AGREEMENT
THIS AMENDMENT NO. 1 OF LNG SALE AND PURCHASE AGREEMENT ("Amendment") is made and entered into as of April 03, 2013 (the "Amendment Effective Date"), by and between Sabine Pass Liquefaction, LLC, a Delaware limited liability company whose principal place of business is located at 700 Milam St., Suite 800, Houston, TX 77002 ("Seller"), and Gas Natural Aprovisionamientos SDG S.A., a corporation whose principal place of business is located at Avenida de América nº38 Madrid Spain ("Buyer"). Buyer and Seller are each referred to herein as a "Party" and collectively as the "Parties".
Recitals

(A)	Seller and Buyer are parties to that certain LNG Sale and Purchase Agreement dated as of November 21, 2011 ("Agreement"); and

(B)	Seller and Buyer desire to amend the Agreement to establish rights and obligations of each Party in respect of certain cargoes of LNG for delivery prior to the Date of First Commercial Delivery.
It is agreed:
1.Definitions
Capitalized terms used in or incorporated into this Amendment and not otherwise defined herein have the meanings given to them in the Agreement.

2.	Amendments

2.1.	Section 1.1 of the Agreement is amended by deleting in its entirety the definition of "Delivery Window", and the following definition is inserted in lieu thereof:

Delivery Window:
a twenty-four (24) hour period starting at 6:00 a.m. on a specified Day and ending twenty-four (24) consecutive hours thereafter that is allocated to Buyer under the ADP or Ninety Day Schedule or as identified in a notice from Seller to Buyer pursuant to Section 4.5.2 or 4.5.3, as applicable;

2.2.	Section 1.1 of the Agreement is further amended by deleting in its entirety the definition of "Designated Train", and the following definition is inserted in lieu thereof:

Designated Train:	with respect to the two LNG production trains to be constructed at the Sabine Liquefaction Facility pursuant to the Lump Sum Turnkey Agreement for the

Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility dated November 11, 2011, between Seller and Bechtel Oil, Gas and Chemicals, Inc., the second (2nd) such train that becomes commercially operable, as determined in accordance with Section 4.3.6, including those facilities included in the Sabine Pass Facility that are necessary to enable Seller to fulfill its obligations to Buyer from such LNG production train;

2.3.	Section 1.1 of the Agreement is further amended by the addition of the following new definition:
Pre-commercial LNG:        as defined in Section 4.5.1;

2.4.	Section 1.1 of the Agreement is further amended by deleting in its entirety the definition of "Scheduled Cargo Quantity", and the following definition is inserted in lieu thereof:

Scheduled Cargo Quantity:
the quantity of LNG (in MMBtus) identified in the ADP or Ninety Day Schedule to be loaded onto an LNG Tanker in a Delivery Window in accordance with Section 8 or as provided pursuant to Section 4.5.2 or 4.5.3, as applicable;

2.5.	Each of Sections 4.3.2, 4.3.3, 4.3.4, and 4.3.5 of the Agreement is deleted in its entirety, and in each such Section, the words "Intentionally omitted." are inserted in lieu thereof.

2.6.	A new Section 4.5 is added to the Agreement as follows:
4.5    Early Cargoes

4.5.1
If and to the extent Seller determines, acting reasonably (taking into account the uncertainty of producing and delivering any cargo prior to the Date of First Commercial Delivery), that the Designated Train is capable of producing LNG complying with the Specifications prior to the start of the First Contract Year ("Pre-commercial LNG"), then Seller shall offer to Buyer (a) the first two hundred eighty-five thousand (285,000) MMBtu per Day of Pre-commercial LNG produced by the Designated Train on any Day that is on or prior to the last Day of the Final Window Period, and (b) the first five hundred thousand (500,000) MMBtu per Day of Pre-commercial LNG produced by the Designated Train on any Day that is after the last Day of the Final Window Period; provided that such Pre-commercial LNG is to be allocated and scheduled for delivery in full cargo lots which shall be no less than three million one hundred thousand (3,100,000) MMBtus and no greater than three million seven hundred fifty thousand (3,750,000) MMBtus.

4.5.2
If Seller offers a Pre-commercial LNG cargo to Buyer and such offer indicates a Delivery Window in respect of such Pre-commercial LNG cargo that is at least sixty (60) Days from the date of such Seller's offer, then:

(a)
Buyer may reject such offer within five (5) Days after receipt of Seller's offer, in which case (A) Buyer will pay to Seller in accordance with Section 10.2.5 an amount equal to USD two decimal forty-nine (USD 2.49) per MMBtu multiplied by the quantity (in MMBtu) rejected by Buyer and (B) neither Buyer nor Seller shall have any further liability to the other Party with respect to such Pre-commercial LNG cargo; or

(b)
Buyer may accept such offer, in which case, Buyer shall purchase and take (subject to Buyer's Cancellation Right), and Seller shall sell and make available, such Pre-commercial LNG cargo during such Delivery Window and otherwise in accordance with the terms of this Agreement (provided that (A) the price to be paid by Buyer for such Pre-commercial LNG cargo, including in the event Buyer exercises its Cancellation Right in respect of such cargo, shall be as set forth in Section 4.5.4 and (B) the Scheduled Cargo Quantity for such Pre-commercial LNG cargo shall be the quantity identified in Buyer's acceptance of such offer subject to such quantity being no less than three million one hundred thousand (3,100,000) MMBtus and no greater than three million seven hundred fifty thousand (3,750,000) MMBtus).

4.5.3
If Buyer receives an offer for a Pre-commercial LNG cargo from Seller less than sixty (60) Days prior to the proposed Delivery Window for such cargo, Buyer shall use reasonable efforts (taking into account, among other things, the availability of shipping capacity within Buyer's shipping fleet) to accept such offer and shall, not later than five (5) Days after receipt of such Seller's offer, provide Seller with notice as to whether Buyer is able, using such reasonable efforts, to accept such offer. If Buyer accepts such offer, then Buyer shall purchase and take (subject to Buyer's Cancellation Right), and Seller shall sell and make available, such Pre-commercial LNG cargo during the Delivery Window identified in Seller's offer and otherwise in accordance with the terms of this Agreement (provided that (A) the price to be paid by Buyer for such Pre-commercial LNG cargo, including in the event Buyer exercises its Cancellation Right in respect of such cargo, shall be as set forth in Section 4.5.4 and (B) the Scheduled Cargo Quantity for such Pre-commercial LNG cargo shall be the quantity identified in Buyer's acceptance of such offer subject to such quantity being no less than three million one hundred thousand (3,100,000) MMBtus and no greater than three million seven hundred fifty thousand (3,750,000) MMBtus). If Buyer does not accept such offer, then neither Buyer nor Seller shall have any further liability to the other Party with respect to such Pre-commercial LNG cargo.

4.5.4
The price in respect of any Pre-commercial LNG cargo purchased by Buyer pursuant to Section 4.5.2(b) or Section 4.5.3 shall be an amount in USD per MMBtu equal to the sum of (i) one decimal fifteen (1.15) multiplied by HH, plus (ii) USD two decimal forty-nine (USD 2.49). With respect to any Pre-commercial LNG cargo in relation to which (A) Buyer has accepted the relevant offer pursuant to Section 4.5.2(b) or Section 4.5.3, and (B) Buyer has exercised its Cancellation Right with respect to such Pre-commercial LNG cargo: (1) Buyer will pay to Seller in accordance with Section 10.2.5 an amount equal to USD two decimal forty-nine (USD 2.49) per MMBtu multiplied by the quantity identified in Seller's offer for such Pre-commercial LNG cargo and (2) neither Buyer nor Seller shall have any further liability to the other Party with respect to such Pre-commercial LNG cargo.

4.5.5
Upon the occurrence of the Date of First Commercial Delivery, Seller shall no longer be obligated to offer Pre-commercial LNG to Buyer. The provisions of Section 9 shall not apply with respect to Pre-commercial LNG cargoes.

2.7.	Section 5.6.1 of the Agreement is deleted in its entirety, and the following Section 5.6.1 is inserted in lieu thereof:

5.6.1
Buyer may cancel all or any portion of the Scheduled Cargo Quantity of any cargo(es) scheduled in any ADP (or any Pre-commercial LNG cargo) ("Cancellation Right") only if Buyer issues a notice of cancellation to Seller on or prior to the Cancellation Deadline for the applicable cargoes.

2.8.	Section 9.3 of the Agreement is amended by deleting the words "per MMBtu".

2.9.	All provisions of the Agreement not specifically amended hereby shall remain in full force and effect.

3.	Miscellaneous

3.1.
Dispute Resolution; Immunity. The provisions of Section 21.1 (Dispute Resolution) and Section 21.4 (Immunity) of the Agreement shall apply in this Amendment as if incorporated herein mutatis mutandis on the basis that references therein to the Agreement are to this Amendment.

3.2.
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.

3.3.
Entire Agreement. The Agreement, as amended by this Amendment, constitutes the entire agreement between the Parties and includes all promises and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties relating to the subject matter thereof.

3.4.
Amendments and Waiver. This Amendment may not be supplemented, amended, modified or changed except by an instrument in writing signed by Seller and Buyer and expressed to be a supplement, amendment, modification or change to the Agreement. A Party shall not be deemed to have waived any right or remedy under this Amendment by reason of such Party's failure to enforce such right or remedy.

3.5.
Counterparts. This Amendment may be executed in two counterparts and each such counterpart shall be deemed an original Amendment for all purposes, provided that neither Party shall be bound to this Amendment unless and until both Parties have executed a counterpart.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

SELLER:	BUYER:

SABINE PASS LIQUEFACTION, LLC	GAS NATURAL APROVISIONAMIENTOS
SDG S.A.

/s/ H.D. Thames	/s/ José Ma. Egea Krauel
Name: H. Davis Thames	Name: José Ma. Egea Krauel
Title: Executive Vice President	Title: Managing Director of Energy Planning